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                                                                      EXHIBIT 11

QUORUM HEALTH GROUP, INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


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
                                                                                        Year Ended June 30
                                                                               -----------------------------------
                                                                                    1996      1995       1994
                                                                                    ----      ----       ----
                                                                              (In thousands, except per share data)
Primary
Average shares outstanding                                                        48,127    47,243     36,125
Net effect of dilutive stock options based on the treasury
  stock method using average market price                                          1,632     1,915      1,642
                                                                                 -------   -------   --------
    Totals                                                                        49,759    49,158     37,767
                                                                                 =======   =======   ========

Net income                                                                       $69,232   $55,955   $ 36,214
                                                                                 =======   =======   ========


Per Share Amount                                                                 $  1.39   $  1.14   $   0.96
                                                                                 =======   =======   ========


Fully Diluted
Average shares outstanding                                                        48,127    47,243     36,125
Net effect of dilutive stock options based on the treasury
  stock method using the higher of ending or average
  market price                                                                     1,670     1,945      2,099
Convertible debentures (converted into common stock on
   June 2, 1994)                                                                      --        --      2,946
                                                                                 -------   -------   --------
    Totals                                                                        49,797    49,188     41,170
                                                                                 =======   =======   ========


Net income                                                                       $69,232   $55,955   $ 36,214
Interest expense on convertible debentures                                            --        --        672
                                                                                 -------   -------   --------
Adjusted net income                                                              $69,232   $55,955   $ 36,886
                                                                                 =======   =======   ========


Per Share Amount                                                                 $  1.39   $  1.14   $   0.90
                                                                                 =======   =======   ========
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